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Exhibit No. 11. Statement Re: Computation of Per Share and Pro Forma Per Share
Loss

                               UROMED CORPORATION

                                                     Year Ended December 31,
                                                 -------------------------------
                                                   1994       1995       1996
                                                 --------   --------   --------
                                                         (In thousands)

Net loss attributable to common stockholders     $ (7,993)  $ (9,712)  $(47,660)
                                                 ========   ========   ========


Per Share Loss:

Weighted average shares outstanding:
   Common stock                                    17,520     21,262     25,544
   Shares issuable pursuant to SAB 83
    using the treasury stock method:
     Series D convertible perferred stock            --         --         --
     Common stock options and warrants               --         --         --

                                                 --------   --------   --------
Total weighted average shares outstanding          17,520     21,262     25,544
                                                 ========   ========   ========

Net loss per share                               $   (.46)  $   (.46)  $  (1.87)
                                                 ========   ========   ========

Pro Forma Per Share Loss:

Pro forma weighted average shares outstanding:
   Common stock                                    17,520
    Additional shares deemed outstanding from
     the assumed conversion of preferred stock      2,046

                                                 --------
Total pro forma weighted average shares            19,566
outstanding
                                                 ========

Pro forma net loss per share                     $   (.41)
                                                 ========


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